Exhibit 99.3

BeiGene Closes on Property for New U.S. Manufacturing and Clinical R&D Center

BeiGene plans to develop 42-acre site at Princeton West Innovation Park in Hopewell, New Jersey as a manufacturing site for advanced new medicines

HOPEWELL, NJ, CAMBRIDGE, MA, and Beijing, November 23, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative cancer medicines worldwide, announced today that it has purchased a 42-acre site at the Princeton West Innovation Campus in Hopewell, N.J. to house a new state-of-the-art manufacturing campus and clinical R&D center. As a key part of BeiGene’s continued growth, the company is investing in U.S. manufacturing to further expand and diversify its global supply chain and build new manufacturing capabilities for its deep pipeline of biologic and drug candidates.

Subject to finalizing the development plans, BeiGene expects to invest several hundred million dollars in the initial phase of construction, in addition to the acquisition of the property, for the state-of-the-art facility that is expected to include up to approximately 400,000 square feet of dedicated commercial-stage biologic pharmaceutical manufacturing, including up to 16,000 liters of biologics capacity, along with clinical R&D and office space. Construction of the initial phase is expected to commence in 2022 and be completed in late-2023 or in 2024. In addition, the property has more than one million square feet of developable real estate for potential future expansion.

“With this property acquisition, we plan to establish a flagship manufacturing and clinical R&D center in the U.S. to diversify our global supply chain. We are proud to take this next step in our journey to advance impactful treatments and make them more accessible to patients around the world,” said John V. Oyler, Co-Founder, Chairman, and CEO of BeiGene. “We have already begun hiring additional colleagues from the deep talent pool in New Jersey and look forward to serving as a member of the thriving Princeton-Hopewell business community.”

“We are extremely excited that BeiGene has taken the next step in the company’s push to manufacture innovative cancer medicines right here in New Jersey,” said Governor Phil Murphy. “Our goal since day one has been to create an environment in New Jersey that fosters the growth of companies like BeiGene and we are excited to see what’s next as the company expands.”

“With more new companies, like BeiGene, coming into the Princeton West Innovation Campus, Hopewell Township's future as a leader in the biotech base continues to come to fruition. BeiGene's expertise in developing innovative cancer treatments combined with their planned state-of-the-art facility makes this a win-win-win for Hopewell, BeiGene, and the millions of cancer patients whose lives will hopefully improve from BeiGene medicines. We are proud that those medicines will be manufactured right here," said Hopewell Township Mayor Julie Blake.

BeiGene acquired the Hopewell property from Lincoln Equities Group and has retained DPR Construction as its construction management firm and IPS as its architectural and engineering firm.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans and expectations to establish a new manufacturing and clinical R&D center in New Jersey, to manufacture commercial-stage medicines and drug candidates at the site and to diversify its global supply chain, the expected timing for the initiation and completion of construction, BeiGene’s anticipated investment in and recruiting of talent for the new manufacturing and R&D center, and BeiGene’s plans, commitments, aspirations and goals under the heading “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Investors
Gabrielle Zhou
+86 010 5895 8058 or +1 857-302-5189
ir@beigene.com

BeiGene Media
Liza Heapes
+1 857-302-5663
media@beigene.com